CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 GLOBALINK, INC.

         Globalink, Inc. a Corporation organized and existing by virtue of the General Corporation Law of the State of Delaware does hereby certify that:

         FIRST. At the special meeting of shareholders held on December 13, 1996, an appropriate majority of the holders of the shares of common stock entitled to vote authorized the amendment of the Certificate of Incorporation so that the Article thereof numbered "FOURTH" shall provide as follows:

         "FOURTH. The Corporation shall have authority to issue twenty million (20,000,000) shares of Common Stock of the par value of $.01 per share and two hundred fifty thousand shares (250,000) of Preferred Stock of the par value $0.01 per share. The designations, powers, preferences, rights, qualifications, limitations and/or restrictions of the preferred stock shall be determined at a later date by resolution or resolutions of the Board of Directors of the Company.

         SECOND. The said amendment was duly adopted in accordance with provisions of Section 242 of the General Corporate Law of the State of Delaware.

         IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Harry E. Hagerty, Jr., its Chief Executive Officer and Secretary, and John F. McCarthy III, Esq., Vice President, this 13th day of December, 1996.

                                            GLOBALINK, INC.



(Corporate Seal)                            By: /s/ Harry E. Hagerty, Jr.
                                                -------------------------
                                                    Harry E. Hagerty, Jr.
                                                    Chief Executive Officer

Attest:


/s/ John F. McCarthy, III
-------------------------
John F. McCarthy III, Esq.
Vice President

Commonwealth of Virginia
County of Fairfax

         This instrument was acknowledged before me on the day of December, 1996 by Harry E. Hagerty, Jr. as Chief Executive Officer of Globalink, Inc., who acknowledged that he had executed the same for the purpose, consideration and in the capacity therein stated, and as the act and deed of said corporation. He further acknowledged to me that the facts stated therein are true and correct.





                                                              Notary Public


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